Exhibit (4) (a) (ii)
SECOND AMENDMENT TO RIGHTS AGREEMENT

            This Second Amendment, dated and effective as of December 6, 2001 (the "Second Amendment"), is entered into by and among Brown Shoe Company, Inc., a New York corporation (the "Company"), First Chicago Trust Company of New York, a New York corporation ("First Chicago"), and EquiServe Trust Company, N.A. ("EquiServe"), and amends the Rights Agreement dated as of March 7, 1996, as amended by the Amendment dated July 8, 1997, effective as of August 11, 1997, (the "Rights Agreement") between the Company and the Rights Agent named therein.

            WHEREAS, the Company and First Chicago are currently parties to the Rights Agreement, pursuant to which First Chicago serves as Rights Agent;

            WHEREAS, First Chicago intends to resign as Rights Agent and the Company intends to appoint EquiServe to succeed First Chicago as Rights Agent; and

            WHEREAS, EquiServe wishes to accept the appointment as successor Rights Agent and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

            NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the Company, First Chicago and EquiServe hereby agree as follows:

            1.   Amendment to Section 21 of the Rights Agreement. Section 21. Change of Rights Agent of the Rights Agreement is amended by deleting the fifth sentence of such section (beginning with "Any successor Rights Agent, whether ....") and replacing it with the following:

                "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation, limited liability company or trust company organized and doing business under the laws of the United States or any state, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has, individually or combined with an affiliate, at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million."

            2.   Resignation of Rights Agent. Pursuant to the newly amended Section 21, the Company does hereby accept the resignation of First Chicago as Rights Agent and First Chicago hereby acknowledges that it has notified Company of its resignation as Rights Agent under the Rights Agreement, such resignation to be effective as of 12:01 a.m., Eastern Daylight time, December 7, 2001.

            3.   Appointment of EquiServe as Successor Rights Agent. The Company hereby appoints EquiServe as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m., Eastern Daylight time, December 7, 2001, and EquiServe hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement, as amended hereby.

            4.   Further Amendment to Rights Agreement. The parties hereto agree that the Rights Agreement shall be further amended as provided below, effective as of the date of this Second Amendment except as may otherwise be provided below:

    From and after the time that the appointment of EquiServe as successor Rights Agent is effective all references to Boatmen's Trust Company or First Chicago as Rights Agent shall be deemed to refer to EquiServe as successor Rights Agent. From and after the effective date of this Second Amendment, all references to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Second Amendment.
    Section 26. Notices of the Rights Agreement is amended by deleting the name and address of First Chicago and substituting the following: EquiServeTrust Company, N.A. Attention: Stock Transfer Department, Mail Stop 4694, P.O. Box 2536, Jersey City, New Jersey 07303-2536.
            5.     Miscellaneous.
    Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.
    Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Second Amendment.
    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.
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            IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the day and year first written above.

            Brown Shoe Company, Inc.

            By: /s/ Andrew M. Rosen
            Name: Andrew M. Rosen
            Title: Senior Vice President, Chief Financial Officer and
                            Treasurer

            First Chicago Trust Company of New York
            By: /s/ Michael J. Foley
            Name: Michael J. Foley
            Title: Chief Marketing Officer

            EquiServe Trust Company, N.A.
            By: /s/ Thomas A. Ferrari
            Name: Thomas A. Ferrari
            Title: Senior Managing Director